As filed with the Securities and Exchange
Commission on December 7, 1995                          Registration No. 33-____

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                                 ____________

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                _______________

                         LONE STAR TECHNOLOGIES, INC.
            (Exact name of registrant as specified in its charter)

         Delaware                                     75-2085454
(State or other jurisdiction              (I.R.S. Employer Identification No.)
of incorporation or organization)
  5501 LBJ Freeway, Suite 1200                           75240
         Dallas, Texas                                 (zip code)
(Address of Principal Executive Offices)

          LONE STAR TECHNOLOGIES, INC. 1985 LONG TERM INCENTIVE PLAN
                           (Full title of the plan)
                                 ____________

                           James T. Dougherty, Esq.
                            Senior Vice President,
                         General Counsel and Secretary
                         Lone Star Technologies, Inc.
                         5501 LBJ Freeway, Suite 1200
                                 Dallas, Texas
                    (Name and address of agent for service)
                                (214) 386-3981
                         (Telephone number, including
                       area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE

        Title of            Amount      Proposed maximum     Proposed maximum    Amount of
     securities to           to be          offering            aggregate       registration
     be registered        registered   price per share (1)  offering price (1)      fee
--------------------------------------------------------------------------------------------
    Common Stock,          1,200,000
   $1.00 par value         shares (2)         $8.75           $10,500,000.00      $3,620.69
       per share

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) on the basis of the average of the high and low prices of the Common Stock on the National Association of Securities Dealers Automated Quotation System on December 4, 1995, as reported in the
    December 5, 1995 edition of The Wall Street Journal.
                                -----------------------
(2) Pursuant to Rule 416, shares issuable upon any stock split, stock dividend or similar transaction with respect to these shares are also being registered hereunder.

================================================================================

                                    PART II
Documents Incorporated by Reference
-----------------------------------

     The contents of the Registration Statement of Lone Star Technologies, Inc. (the "Registrant" or "LST") on Form S-8, Registration No. 33-2380, which was adopted from Lone Star Steel Company when Registrant became the successor issuer to that entity of Common Stock under the Plan, as such Registration Statement was originally filed by that entity with the Securities and Exchange Commission on or about December 31, 1985, and the contents of the amendment of that Registration Statement under a post effective amendment filed by Registrant with the Securities and Exchange Commission on or about May 19, 1986, when that Registration Statement was adopted, and including the documents incorporated by reference in both filings (the "Prior Registration Statements"), are incorporated by reference into this Registration Statement.

     All documents filed by the Registrant with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the termination of the offering to which it relates shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Amendments to Plan
------------------

     The Lone Star Technologies, Inc. 1985 Long Term Incentive Plan (the "Plan"), was originally adopted in 1985 as a stock based incentive plan which, following adoption by LST, has authorized the issuance of LST Common Stock and certain cash payments under awards to key salaried employees of LST and its subsidiaries for (a) stock Options designed to meet the requirements of Section 422 of the Internal Revenue Code ("incentive stock Option"), (b) stock Options which do not meet those requirements ("nonqualified stock Options"), (c) stock appreciation rights, either in tandem with the award of stock Options or not,
(d) restricted stock grants, (e) performance unit grants and (f) stock in payment of incentive compensation earned under LST's bonus program. The Plan also authorizes awards of Options to non-executive (i.e. non-employee) directors of LST, of which currently there are six. Non-executive directors are only eligible to receive non-qualified Options under the Plan. To date, LST has only utilized the Plan to grant Options, even though the Plan authorizes other awards as well.

     On September 3, 1993, the Board of Directors of the Registrant adopted amendments to the Plan which, among other things, increased from 1,500,000 to 2,700,000 the aggregate number of shares of the Registrant's Common Stock, par value $1.00 per share ("Common Stock"), reserved for issuance under the Plan. That amendment and the others described below were approved by the shareholders of the Registrant on November 12, 1993.

     These other Plan amendments, as material, that were given approval, are discussed hereinbelow, and included, among others, provision for:

     (1) the extension of the Plan's termination by ten years, from April 9, 1995, when the original ten year term was set to expire, to April 9, 2005;/(1)/

     (2) the grant of Options for 25,000 shares of Common Stock to be made automatically (a) to each non-executive director in office on the first business day after the annual shareholders meeting in 1993, and
          (b) each second (i.e. every other) year after 1993, a like grant of Options every two years to each non-executive director who is in office on the first business day after the annual shareholders' meeting held in such a year;

/(1)/ Because of the absence of clear authority under current law to continue to grant incentive stock Options after ten years, the extension of the Plan for ten more years as applied to Options only extends the authority to grant nonqualified Options.

     (3) the limitation on the total number of shares of Common Stock that can be issued under Options granted to non-executive directors increased from 200,000 to 750,000 shares;

     (4) the continuation of a recipient's Options after a recipient changes status from employee to non-executive director, or vice versa without
                                                             ---- -----
          an interruption of service; and

     (5) a limitation on each Option granted to non-executive directors in 1993 and subsequently so that the Option will become exercisable at the rate of 25% of the shares covered under the Option at the end of each of the first four years after grant, but there will be an acceleration of the right of exercise of those Options and all other outstanding Options, regardless of to whom granted, and those Options will be 100% exercisable following an accumulation of the stock of LST.

     These Plan changes with respect to non-executive directors structuring automatic Option grants was done so that the Plan would qualify under protective provisions of the Federal securities regulations pertaining to stock transactions involving executive officers and directors. Under the Federal securities laws, without that protection, a director or executive officer of LST would be subject to the forfeiture to LST of any "short-swing" profits from his or her transactions in Common Stock of LST, which court decisions have ruled is the difference between the purchase price and a higher sale price of the same class of stock bought and sold within a six-month period, with the grant of an Option by regulation treated for this purpose as a purchase of the stock underlying the Option. With the change executive officers and directors are protected from such forfeiture.

     The amendments summarized above also limit the number of shares that may be issued under Options to non-executive directors to 750,000, and represents an increase over the previous 200,000 share limit authorized. It should be noted that shares issued under an Option awarded to someone when an employee, even if later, when the Option is exercised, that person is a non-executive director, under the amendments, would not count against the limit of 750,000.

     Further, the Plan also was amended (a) so that an employee could become or continue as a director of LST upon leaving the employ of LST or a subsidiary, or vice versa, as long as it occurs without an interruption of service, without
---- -----
having such employee's employment or such director's service considered terminated for purposes of the Plan provisions governing when Options held by employee or director must be exercised in the event of termination and (b) to provide generally for the right to immediately exercise Options, notwithstanding limits in effect on exercise, in the event of an accumulation of a substantial amount of LST stock (i.e. 50% or more of the total voting power for the election of directors, which currently is vested only in the outstanding Common Stock) or the acquisition of substantially all of the assets of LST, by some party or group that could result in a change of control of LST, so that the optionee will not be put in jeopardy of forfeiting the Option by loss of his position as an employee or director if LST does change control before the Option becomes fully exercisable.

     These amendments further limit the ability of the Board to change the Plan by providing that neither the Committee of directors that is to administer the Plan or the entire Board of Directors may (a) impair any awards already made or
(b) without the approval of stockholders of LST, except in case of limited capital restructurings, (i) increase the number of shares of Common Stock which may be issued under the Plan, (ii) materially modify the requirements as to eligibility for participation in the Plan, (iii) materially increase the benefits accruing to participants or non-executive directors under the Plan or
(iv) have the effect of providing for the grant of Options to purchase Common Stock at less than the fair market value per share thereof on the applicable date of grant of the Options. The provisions of the Plan applicable to non-executive directors which govern (a) the number of shares of Common Stock covered by each Option award to a non-executive director of LST, (b) the exercise price per share of Common Stock under each Option, (c) when and under what circumstances each Option will be granted, and (d) the period within which each Option may be exercised, shall not be amended, except in case of limited capital restructurings, more than once every six months, other than to comport with changes in the Internal Revenue Code or the rules promulgated thereunder, and the Employee Retirement Income Security Act of 1974, as amended, or the rules promulgated thereunder. Without shareholder approval, except where required, the Plan may be changed if deemed necessary.

                                   Exhibits
                                   --------

     In addition to the exhibits filed or incorporated by reference into the Prior Registration Statements, the following documents are filed as exhibits to this Registration Statement:

     4.1 Lone Star Technologies, Inc. 1985 Long Term Incentive Plan, as amended through November 30, 1995.

     4.2 Form of Nonqualified Stock Option Agreement for employees as currently in use.

     4.3 Form of Nonqualified Stock Option Agreement for non-executive directors as currently in use.

     5 Opinion of James T. Dougherty, Esq., Senior Vice President, General Counsel and Secretary of Lone Star Technologies, Inc., regarding 1,200,000 shares of Common Stock.

     23.1 Consent of independent public accountants to incorporation of reports by reference.

     23.2 Consent of counsel (included in the opinion of James T. Dougherty, Esq. filed herewith as Exhibit 5).

     24   Powers of Attorney.



                                 Undertakings
                                 ------------

     The Registrant undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement in order to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment filed as provided pursuant to the foregoing paragraph shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered hereunder which remain unsold at the termination of the offering.

     4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Certificate of Incorporation and By-laws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on December 4, 1995.

                                                    LONE STAR TECHNOLOGIES, INC.
                                                       By:    /s/ John P. Harbin
                                                        ------------------------
                                                                 John P. Harbin,
                                                            Chairman, President,
                                                     and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. The undersigned persons hereby constitute and appoint John P. Harbin and James T. Dougherty, or either of them, as our true and lawful attorneys-in-fact with full power to execute in our names and on our behalf, in the capacities indicated below, any and all amendments to this Registration Statement to be filed with the Securities and Exchange Commission and hereby ratify and confirm all that such attorneys-in-fact shall lawfully do or cause to be done by virtue hereof.

           Signature                   Capacity in Which Signed                     Date
-------------------------------  ------------------------------------  ------------------------------

 /s/ John P. Harbin                   Chairman, President, Chief              December 4, 1995
-------------------------------     Executive Officer and Director
John P. Harbin                      (Principal Executive Officer)


/s/ Judith A. Murrell            Vice President - Corporate Relations         December 4, 1995
-------------------------------             and Treasurer
Judith A. Murrell                   (Principal Accounting Officer)


Charles L. Blackburn*                          Director                       December 4, 1995
-------------------------------
Charles L. Blackburn

Dean P. Guerin*                                Director                       December 4, 1995
-------------------------------
Dean P. Guerin

Frederick B. Hegi, Jr.*                        Director                       December 4, 1995
-------------------------------
Frederick B. Hegi, Jr.

William C. McCord*                             Director                       December 4, 1995
-------------------------------
William C. McCord

James E. McCormick*                            Director                       December 4, 1995
-------------------------------
James E. McCormick

Thomas M. Mercer, Jr.*                         Director                       December 4, 1995
-------------------------------
Thomas M. Mercer, Jr.

*By:   /s/ James T. Dougherty
    ---------------------------
       James T. Dougherty
       Attorney-in-fact

                               INDEX TO EXHIBITS


                                                                                  Sequentially
                                                                                    Numbered
Exhibit Number                                 Exhibit                                Page
--------------                                 -------                                ----
      4.1         Lone Star Technologies, Inc. 1985 Long Term Incentive Plan as        8-14
                  amended through November 30, 1995.

      4.2         Form of Nonqualified Stock Option Agreement for employees           15-17
                  as currently in use.

      4.3         Form of Nonqualified Stock Option Agreement for non-executive       18-20
                  directors as currently in use.

      5           Opinion of James T. Dougherty, Esq., Senior Vice President,            21
                  General Counsel and Secretary of Lone Star Technologies, Inc.,
                  regarding 1,200,000 shares of Common Stock.

     23.1         Consent of independent public accountants to incorporation of          22
                  reports by reference.

     23.2         Consent of counsel (included in the opinion of James T. Dougherty,      -
                  Esq. filed herewith as Exhibit 5).

     24           Powers of Attorney.                                                 23-28
